10f-3 REPORT

                        TRAVELERS SEREIS TRUST
                      CONVERTIBLE BOND PORTFOLIO

                 July 1, 2001 through November 30, 2001

                     Trade                                    % of
Issuer               Date    Selling Dealer    Amount   Price Issue(1)

Nortel Networks     8/10/01  CS First Boston 1,200,000  100.00  0.11%A
    4.250% due 9/1/08

JC Penny           10/10/01  CS First Boston   400,000  100.00  0.12B
    5.000% due 10/15/08

Lowes Cos.         10/16/01  Merrill Lynch     400,000   86.103 0.12C
    0.861% due 10/19/21

(1) Represents purchases by all affiliated funds; may not exceed
    25% of the offering.

A - Includes purchases of $800,000 by other affiliated mutual funds. B - Includes purchases of $350,000 by other affiliated mutual funds. C - Includes purchases of $300,000 by other affiliated mutual funds.







                             10f-3 REPORT

                        TRAVELERS SERIES TRUST
                        QUALITY BOND PORTFOLIO

                 June 1, 2001 through August 31, 2001

                   Trade                                        % of
Issuer             Date    Selling Dealer    Amount     Price   Issue(1)

Quest Capital      7/1/01   Merrill Lynch   $5,000,000  $99.252   0.55%A
    7.000% due 8/3/09

Tyco International 7/24/01  JP Morgan Chase  5,000,000   99.987   0.83B
    4.950% due 8/1/03

Lucent Technologies 8/1/01  Morgan Stanley DW  250,000   100.00   0.01
    Preferred Shares due 8/1/31

(1) Represents purchases by all affiliated funds; may not exceed
    25% of the offering.

A - Includes purchases of $6,000,000 by other affiliated mutual funds. B - Includes purchases of $6,000,000 by other affiliated mutual funds.